Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces Third Quarter 2022 Private Loan Portfolio Activity

HOUSTON – October 14, 2022 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the third quarter of 2022, Main Street originated approximately $269.9 million in new commitments in its private loan portfolio across eight new borrowers and funded total investments across its private loan portfolio with a cost basis totaling approximately $233.8 million.
The following represent notable new private loan commitments and investments during the third quarter of 2022:
•$67.6 million in a first lien senior secured loan, $7.1 million in a first lien senior secured revolver and $1.4 million in equity to an outsourced legal provider and mass tort settlement administrator;
•$37.5 million in a first lien senior secured loan, $7.2 million in a first lien senior secured revolver and $1.7 million in equity to a provider of design, engineering and manufacturing services for a variety of original equipment manufacturers in the agricultural, construction and recreational industries;
•$28.6 million in a first lien senior secured loan and $9.5 million in a first lien senior secured revolver to a provider of specialized welding and related energy infrastructure services;
•$14.4 million in a first lien senior secured loan, $12.0 million in a first lien senior secured revolver, $8.0 million in a first lien senior secured delayed draw loan and $0.2 million in equity to a supplemental staffing company focused on business continuity solutions;
•$16.9 million in a first lien senior secured loan, $3.4 million in a first lien senior secured revolver and $6.8 million in a first lien senior secured delayed draw loan to a provider of clinical trial sites used by drug manufacturers to perform clinical trials;

•$17.1 million in a first lien senior secured loan, $1.5 million in a first lien senior secured revolver and $3.0 million in a first lien senior secured delayed draw loan to a provider of applied behavior analysis therapy;
•$16.0 million in a first lien senior secured loan, $3.2 million in a first lien senior secured revolver and $0.6 million in equity to a provider of professional-level photobooks, cards, frames, photoprint, calendars and more; and
•$3.7 million in a first lien senior secured loan, $1.0 million in a first lien senior secured revolver and $1.5 million in a first lien senior secured delayed draw loan to a provider of high-quality rice varietals as well as beans and spices.
As of September 30, 2022, Main Street’s private loan portfolio included total investments at cost of approximately $1.5 billion across 87 unique borrowers. The private loan portfolio, as a percentage of cost, included 97.0% invested in first lien debt investments and 3.0% invested in equity investments or other securities.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.